Exhibit 99.1

Azitra, Inc. Regains Compliance with NYSE American Continued Listing Standards

BRANFORD, Conn. – August 21, 2026 — Azitra, Inc. (“Azitra” or the “Company”) (NYSE American: AZTR), a clinical stage biopharmaceutical company focused on developing innovative therapies for precision dermatology and high value cosmetic proteins and peptides, today announced that it has received written notification from NYSE American LLC (“NYSE American”) confirming that the Company has regained compliance with all of the NYSE American continued listing standards set forth in Part 10 of the NYSE American Company Guide.

In a letter dated August 19, 2026, NYSE Regulation informed Azitra that the Company has resolved the previously disclosed continued listing deficiencies under Sections 1003(a)(ii) and 1003(a)(iii) of the NYSE American Company Guide. As a result, the “below compliance” (“.BC”) indicator will no longer be disseminated, and Azitra will be removed from the list of NYSE American noncompliant issuers on the NYSE American’s website. The Company will remain subject to NYSE Regulation’s continued listing monitoring procedures and remains committed to maintaining strong financial discipline and governance going forward. In accordance with Section 1009(h) of the NYSE American Company Guide, if the Company is again determined to be below any of the continued listing standards within 12 months of the date of the letter, NYSE American will examine the relationship between the two incidents of noncompliance and re-evaluate the Company’s method of financial recovery from the first incident. NYSE American will then take the appropriate action, which, depending on the circumstances, may include truncating the compliance procedures described Section 1009 of the NYSE American Company Guide or immediately initiating delisting proceedings.

“We are pleased to have resolved this matter and regained full compliance with the NYSE American continued listing standards,” said Francisco Salva, Chief Executive Officer of Azitra. “Looking ahead, we remain focused on building momentum across our pipeline and are excited to advance our ATR-COSF and ATR-04 programs as we work to realize the potential of our platform and create value for shareholders.”

About Azitra, Inc.

Azitra, Inc. is a clinical-stage biopharmaceutical company focused on developing innovative therapies for precision dermatology and novel products across therapeutics, cosmeceuticals and biotechnology applications. The Company’s portfolio is highlighted by ATR-COSF, a recombinant protein technology designed for cosmetic and skincare applications, and ATR-04, an investigational live biotherapeutic for EGFR inhibitor (“EGFRi”) associated rash. Azitra has received Fast Track designation from the FDA for EGFR inhibitor-associated rash, which impacts approximately 150,000 people in the U.S. Azitra is also advancing additional recombinant protein initiatives designed to support biotechnology research and manufacturing applications. Azitra’s technology platforms combine engineered proteins, topical live biotherapeutics, artificial intelligence, and a proprietary microbial library to develop differentiated products for consumer, research and healthcare markets. For more information, please visit https://azitrainc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements include, without limitation, statements regarding the expected timing of (i) our potential resumption and expected timing of initial safety data and topline results for the Phase 1b trial for our ATR-12, (ii) the abstract detailing the Phase 1/2 clinical trial for our ATR-04 program, (iii) our provision of initial safety data and topline results for the Phase 1/2 clinical trial for our ATR-04 program, (iv) statements about our clinical and preclinical programs, and corporate and clinical/preclinical strategies, including our cosmeceutical strategy and our recombinant protein platform, (v) the expected timing of our planned human cosmetic application study for ATR-COSF, and (vi) statements regarding our strategy plans and priorities, including those outlined in our recent shareholder letter.

Any forward-looking statements in this press release are based on current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: statements regarding the Company’s ability to maintain compliance with NYSE American’s continued listing standards; the timing of clinical trials and their results; we may experience delays in the provision of initial safety data and topline results for ATR-COSF, our recombinant protein platform, ATR-12 and ATR-04 and, if we do, such data and results may not be favorably received; the safety and efficacy of our product candidates; possible delays in regulatory approval or changes in regulatory framework that are out of our control; our estimation of addressable markets of our product candidates may be inaccurate; we may fail to timely raise additional required funding; more efficient competitors or more effective competing treatment may emerge; we may be involved in disputes surrounding the use of our intellectual property crucial to our success; we may not be able to attract and retain key employees and qualified personnel; earlier study results may not be predictive of later stage study outcomes; and we are dependent on third-parties for some or all aspects of our product manufacturing, research and preclinical and clinical testing. Additional risks concerning Azitra’s programs and operations are described or incorporated by reference in our annual report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on February 27, 2026 and our quarterly reports on Form 10-Q filed on May 13, 2026 and August 12, 2026 with the SEC. Azitra explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact

Norman Staskey

Chief Financial Officer

staskey@azitrainc.com

Investor Relations

Tiberend Strategic Advisors, Inc.

David Irish

231-632-0002

dirish@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Casey McDonald

646-577-8520

cmcdonald@tiberend.com